KRUEGER GROUP, LLP	Los Angeles San Diego La Jolla	La Jolla Law Building 5510 La Jolla Boulevard La Jolla, California 92037 858 729 9997 858 729 9995 fax blair@thekruegergroup.com
BUSINESS LAWYERS LICENSED IN CALIFORNIA, TEXAS AND WASHINGTON

Exhibit 5.1 and 23.2

 February 25, 2015

United States Securities

and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

Remove-By-You, Inc. (hereinafter “RBY”) Registration Statement on Form S-1, Pre-Effective Amendment No. 1 relating to a maximum of 4,000,000 shares of RBY Common Stock par value $.001 per share

Gentlemen:

We are special counsel to Remove-By-You, Inc., a Nevada corporation.  We have been requested by RBY to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (“Registration Statement”) covering a maximum of 4,000,000 shares which will be offered by RBY.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-Laws of RBY, copies of the records of corporate proceedings of RBY, and copies of such other agreements, instruments and documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.  This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Krueger LLP

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Krueger LLP